UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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W&T Offshore, Inc.

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March 25, 2011

Dear Shareholder:

It is my pleasure to invite you to the 2011 Annual Meeting of Shareholders of W&T Offshore, Inc. to be held on Tuesday, April 26, 2011 at 9:00 a.m., Central Daylight Time, at the Houston City Club, One City Club Drive, Houston, Texas 77046. I hope you will be able to attend.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. Additionally, enclosed with the proxy materials is our Annual Report on Form 10-K.

You received with this booklet a proxy card that indicates the number of votes that you will be entitled to cast at the meeting according to our records or the records of your broker or other nominee. Our Board of Directors has determined that owners of record of our common stock at the close of business on March 18, 2011 are entitled to notice of, and have the right to vote at, the Annual Meeting and any reconvened meeting following any adjournment or postponement of the meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors and our employees, I would like to express my appreciation for your continued interest in our affairs. I look forward to greeting as many of you as possible at the meeting.

Sincerely,

Tracy W. Krohn

Chairman of the Board and

Chief Executive Officer

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Phone (713) 626-8525

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 26, 2011

Notice is hereby given that the 2011 Annual Meeting of Shareholders of W&T Offshore, Inc., a Texas corporation, will be held at the Houston City Club, One City Club Drive, Houston, Texas 77046 on April 26, 2011 at 9:00 a.m. Central Daylight Time for the following purposes:

(1)	to elect eight directors to hold office until the 2012 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

(2)	to approve an amendment to our Articles of Incorporation to increase the number of authorized shares of preferred stock, par value $0.00001, from 2,000,000 to 20,000,000;

(3)	to conduct a non-binding advisory vote to approve the compensation of the Company’s executives;

(4)	to conduct a non-binding advisory vote on the frequency of future non-binding advisory votes to approve the compensation of the Company’s executives;

(5)	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2011; and

(6)	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 18, 2011 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof, notwithstanding the transfer of any shares after such date. A list of these shareholders will be open for examination by any shareholder at the Annual Meeting, and for ten days prior thereto at our principal executive offices at Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

By Order of the Board of Directors,

J. F. Freel

Chairman Emeritus and Secretary

Houston, Texas

March 25, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 26, 2011

The Proxy Statement and our Annual Report to Shareholders are also available on our website at www.wtoffshore.com.

PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD TO US, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. SHAREHOLDERS WHO ATTEND THE 2011 ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Phone (713) 626-8525

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W&T OFFSHORE, INC.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS

THE ANNUAL MEETING

This proxy statement is solicited by and on behalf of the Board of Directors (the “Board”) of W&T Offshore, Inc. for use at the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on April 26, 2011 at the Houston City Club, One City Club Drive, Houston, Texas 77046, at 9:00 a.m. Central Daylight Time, or at any adjournments or postponements thereof. Unless the context requires otherwise, references in this proxy statement to “we,” “us,” “our” and the “Company” refer to W&T Offshore, Inc. The solicitation of proxies by the Board will be conducted primarily by mail. Additionally, officers, directors and employees of the Company may solicit proxies personally or by telephone, e-mail or other forms of wire or facsimile communication. These officers, directors and employees will not receive any extra compensation for these services. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company (the “Common Stock”). The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about March 31, 2011.

Purposes of the 2011 Annual Meeting

The purposes of the Annual Meeting are: (1) to elect eight directors to hold office until the 2012 Annual Meeting of Shareholders and until their successors are duly elected and qualified; (2) to approve an amendment to our Articles of Incorporation to increase the number of authorized shares of preferred stock, par value $0.00001, from 2,000,000 to 20,000,000; (3) to conduct a non-binding advisory vote to approve the compensation of the Company’s executives; (4) to conduct a non-binding advisory vote on the frequency of future non-binding advisory votes to approve the compensation of the Company’s executives; (5) to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2011; and (6) to transact such other business as may properly come before the meeting and any adjournment or postponement thereof. Although the Board does not anticipate that any other matters will come before the 2011 Annual Meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the Annual Meeting.

Voting Rights and Solicitation

Only shareholders of record at the close of business on March 18, 2011 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were                      shares of Common Stock outstanding, each of which is entitled to one vote on any matter to come before the meeting. Common Stock is the only class of outstanding securities of the Company. The holders of issued and outstanding shares representing at least a majority of the outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum necessary to hold a valid meeting. The person who is appointed by the chairman of the meeting to be the judge of election will treat the holders of all shares of Common Stock represented by a returned, properly executed proxy, including shares that abstain from voting, as present for purposes of determining the existence of a quorum at the Annual Meeting. Each share of Common Stock present or represented at the Annual Meeting will be entitled to one vote on any matter to come before the shareholders. If you hold your shares in “street name,” you will receive instructions from your brokers or other nominees describing how to vote your shares. If you do not instruct your brokers or nominees how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange (“NYSE”). For Proposal 5 (Ratification of the

Appointment of Ernst & Young LLP) to be voted on at the Annual Meeting, brokers and other nominees will have discretionary authority in the absence of timely instructions from you.

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. For Proposals 1 (Election of Directors), 2 (Increase Authorized Preferred Shares), 3 (Approval of Executive Compensation) and 4 (Frequency of Vote on Executive Compensation) to be voted on at the Annual Meeting, you must provide timely instructions on how the broker or other nominee should vote your shares. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

Abstentions occur when shareholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the shareholders are voting.

The following is a summary of the vote required to approve each proposal, as well as the effect of broker non-votes and abstentions.

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Item 1 (Election of Directors): To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the votes of our Common Stock, present in person or represented by proxy at the meeting and entitled to vote on the proposal. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be taken into account in determining the outcome of the election.

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Item 2 (Increase Authorized Preferred Shares): The affirmative vote of two-thirds of the outstanding shares of Common Stock is required to approve the amendment to our Articles of Incorporation to increase the number of authorized shares of preferred stock, par value $0.00001, from 2,000,000 to 20,000,000. Abstentions and broker non-votes will have the effect of a vote against the proposal.

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Items 3 and 5 (Approval of Executive Compensation and Ratification of the Appointment of Ernst & Young LLP): The affirmative vote of a majority of the shares present at the meeting in person or by proxy is required to approve, by non-binding vote, executive compensation (Proposal 3) and ratify the appointment of our independent registered public accounting firm (Proposal 5). An abstention is not treated as a vote entitled to be cast and therefore is not counted for purposes of determining whether a majority has been achieved. Broker non-votes will not be taken into account in determining the outcome of Proposal 3.

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Item 4 (Frequency of Advisory Vote on Executive Compensation): The affirmative vote of a plurality of the shares present at the meeting in person or by proxy is required to approve, by non-binding vote, how frequently we should seek an advisory vote on executive compensation. An abstention is not treated as a vote entitled to be cast and therefore is not counted for purposes of determining whether a majority has been achieved. Broker non-votes will not be taken into account in determining the outcome of this proposal. The option of annual, biennial or triennial that receives the highest number of advisory votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders.

The Board is soliciting your proxy on the enclosed proxy card to provide you with an opportunity to vote on the matters described in this proxy statement, whether or not you attend in person. If you execute and return the enclosed proxy card, your shares will be voted as you specify. If you make no specifications, your shares will be voted in accordance with the Board’s recommendations. If you submit a proxy card, you may subsequently revoke it by submitting a revised proxy card or a written revocation at any time before your original proxy is voted. You may also attend the Annual Meeting in person and vote by ballot, which would effectively cancel any proxy you previously gave.

PROPOSAL 1

ELECTION OF DIRECTORS

Currently, the Company’s Board is composed of the following seven directors: Ms. Virginia Boulet and Messrs. J. F. Freel, Samir G. Gibara, Robert I. Israel, Tracy W. Krohn, S. James Nelson, Jr., and B. Frank Stanley. The Board has voted to expand the size of the Board from seven to eight members, a majority of whom will be independent, and is proposing Mr. Stuart B. Katz as the eighth director nominee. At the Annual Meeting, eight directors are to be elected, each of whom will serve until the 2012 Annual Meeting and until his or her successor is duly elected and qualified. The Board has nominated and, unless authority to vote is withheld or otherwise properly instructed, the persons named as official proxies on the enclosed proxy card intend to and will vote “FOR” the election of the following individuals as members of the Board: Ms. Virginia Boulet and Messrs. J. F. Freel, Samir G. Gibara, Robert I. Israel, Stuart B. Katz, Tracy W. Krohn, S. James Nelson, Jr., and B. Frank Stanley. Each nominee has consented to be nominated and to serve if elected.

Information about the Nominees

Virginia Boulet, age 57, has served on the Board since March 2005. She is currently Chair of the Nominating and Corporate Governance Committee. She has been employed as Special Counsel to Adams and Reese, LLP, a law firm, since 2002. She is also an adjunct professor of law at Loyola University Law School. Prior to 2002, Ms. Boulet was a partner at the law firm Phelps Dunbar, LLP. Ms. Boulet has over 20 years of experience in mergers and acquisitions, equity securities offerings, general business matters and counseling clients regarding compliance with federal securities laws and regulations. Ms. Boulet currently serves on the board of directors of CenturyTel, Inc., a telecommunications company. Service on this board has provided her the background and experience of board processes, function, exercise of diligence and oversight of management. In the past, she served as President and Chief Operating Officer of IMDiversity, Inc., an on-line recruiting company. Ms. Boulet received a B.A. in Medieval History from Yale University, and a J.D., cum laude, from Tulane University Law School. With her public company board experience and recruiting experience as president of a recruiting company, Ms. Boulet is well suited to the Nominating and Corporate Governance Committee functions of identifying and evaluating individuals qualified to become board members and evaluating our corporate governance policies. Her legal background also provides her with a high level of technical expertise in reviewing transactions and agreements and addressing the myriad legal issues presented to the Board. Ms. Boulet gained valuable leadership and management skills during her tenure as President and Chief Operating Officer of IMDiversity, Inc.

J. F. Freel, age 98, has served has served on the Board since the Company’s founding in 1983 and Secretary of the Company since 1984. Mr. Freel has been actively involved in the oil and natural gas business since 1934, first as a geophysicist for 11 years with the Humble Oil and Refining Company (“Humble”), then, in 1945, as founder and President of Research Explorations, Inc., a geophysical survey contractor to major oil companies, including Humble, until it was sold in 1963. In 1964, he became founder and President of Kiowa Minerals Company, a company that until 1983 engaged in development drilling operations in Texas and Louisiana. Mr. Freel is married to Mr. Krohn’s mother. Mr. Freel has considerable institutional knowledge of the Company, having served as a director from the Company’s inception. In addition, Mr. Freel’s involvement in the oil and gas industry for more than 70 years has given him a unique and insightful perspective on the oil and gas industry in which the Company operates.

Samir G. Gibara, age 71, has served on the Board since May 2008. Mr. Gibara is a private investor. He served as Chairman of the Board and Chief Executive Officer of The Goodyear Tire & Rubber Company (“Goodyear”) from 1996 to his retirement in 2002 and remained as non-executive chairman until June 30, 2003. Prior to 1996, Mr. Gibara served that company in various managerial posts before being elected President and Chief Operating Officer in 1995. Mr. Gibara is a graduate of Cairo University and holds a M.B.A. from Harvard University. Mr. Gibara also attended the Kellogg Graduate School of Management at Northwestern University. He has served on the boards of directors of Goodyear (1996 - 2003), Sumitomo Rubber Industries (1999 - 2002) and Dana Corp. (2004 - 2008). Since 1999, he has served on the board of directors of International Paper Company and is currently a member of its Audit and Compensation Committees. Mr. Gibara serves on the Dean’s Board of Advisors at the Harvard Business School and is a member of the Investment Committee of the University of Akron Foundation. Mr. Gibara brings extensive business and management expertise to the Company from his background as Chief Executive Officer of Goodyear. Mr. Gibara also has considerable experience serving as a director from his directorships with several other large companies. We believe Mr. Gibara’s executive and educational background qualifies him for service as a member of our Board and member of our Audit and Compensation Committees.

Robert I. Israel, age 61, has served on the Board since 2007. He is currently the Managing Partner of One Stone Energy Partners, a private equity fund, focused on investments in the oil and gas industry in the U.S. and abroad. From 2000 to 2010, Mr. Israel was a Partner at Compass Advisers, LLP, a transatlantic strategic advisory and private investment firm, where he was the head of the firm’s energy practice. From 1990 to 2000, Mr. Israel was the head of the Energy Department of Schroder & Co., Inc. Currently, Mr. Israel is a director of the following companies: Randgold Resources Limited, an African-based gold mining company; Brasoil, a company engaged in oil and gas exploration and production in Brazil; Suelopetrol C.A., a Venezuelan company engaged in seismic data gathering and exploration for oil and gas; Hart Energy Publishing, a trade publishing company covering the energy sector; and API, Inc. a company that manufactures secure equipment for U.S. and foreign government agencies. Mr. Israel holds a M.B.A. from Harvard University and a B.A. from Middlebury College. Mr. Israel, with over 30 years of corporate finance experience, has a strong business and financial background, especially in the natural resources sector. Mr. Israel’s corporate finance experience and his public company board experience, as well as his industry knowledge, make him a valuable addition to our Board and our Audit Committee.

Stuart B. Katz, age 56, previously served on the Board from 2002 to 2008. Since 2007, Mr. Katz has served as Chief Executive Officer of Alconox, Inc., a private company engaged in the manufacturing and marketing of specialty chemicals. From 2001 to 2010, Mr. Katz was a Managing Director of Jefferies Capital Partners (“JCP”), a private equity investment fund. In 2002, Mr. Katz joined the Board in connection with JCP’s investment in the Company. In May 2008, Mr. Katz declined to stand for reelection to the Board in connection with JCP’s divestment of its remaining equity interest in the Company. Prior to joining JCP in 2001, Mr. Katz had been an investment banker with Furman Selz LLC and its successors for over 16 years. Mr. Katz received a B.S. in engineering from Cornell University and a J.D. from Fordham Law School. Mr. Katz is a member of the bar of the State of New York. Mr. Katz also serves as a member of the boards of directors of several private companies. Mr. Katz brings valuable leadership and management skills as a result of his role as Chief Executive Officer of Alconox, as well as a result of his service as a member of the board of directors of a number of other companies, including other public companies. We believe that this experience, as well as the investment management experience he has gained through the ownership of controlling equity positions in connection with his activities with JCP, make him a valuable addition to our Board. We expect that, if elected, Mr. Katz will serve on our Audit and Compensation Committees.

Tracy W. Krohn, age 56, has served as Chief Executive Officer since he founded the Company in 1983, as President from 1983 until 2008, as Chairman of the Board since 2004 and as Treasurer from 1997 until 2006. Mr. Krohn has been actively involved in the oil and gas business since graduating with a B.S. in Petroleum Engineering from Louisiana State University in 1978. He began his career as a petroleum engineer and offshore drilling supervisor with Mobil Oil Corporation. Prior to founding the Company, from 1982 to 1983, Mr. Krohn was senior engineer with Taylor Energy. From 1996 to 1997, Mr. Krohn was also Chairman and Chief Executive Officer of Aviara Energy Corporation in Houston, Texas. Mr. Krohn’s mother is married to Mr. Freel. As founder of the Company, Mr. Krohn is one of the driving forces behind the Company and its success to date. Over the course of the Company’s history, Mr. Krohn has successfully grown the Company through his exceptional leadership skills and keen business judgment.

S. James Nelson, Jr., age 68, has served on the Board since January 2006. He is currently Chair of the Audit Committee and the Compensation Committee and also serves as Presiding Director. In 2004, Mr. Nelson retired after 15 years of service from Cal Dive International, Inc., a marine contractor and operator of offshore oil and natural gas properties and production facilities, where he was a founding shareholder, Chief Financial Officer from 1990 to 2000, Vice Chairman from 2000 to 2004 and a director. From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc. and from 1980 to 1985 was the Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen & Co., where he became a partner in 1976. Mr. Nelson is also a certified public accountant. Additionally, Mr. Nelson has served on the boards of directors and audit committees of Oil States International, Inc., a diversified oilfield service company, and ION Geophysical (formerly Input/Output, Inc.), a seismic services provider. From 2005 until the company’s sale in 2008, he was also a member of the board of directors, Compensation Committee and Audit Committee of Quintana Maritime LTD, a provider of dry bulk shipping services based in Athens, Greece. In March 2010, Mr. Nelson joined the board and audit committee of Genesis Energy, LP, a midstream master limited partnership which operates pipelines and provides services to refineries and industrial gas users. Mr. Nelson received a B.S. in Accounting from Holy Cross College and holds a M.B.A. from Harvard University. Mr. Nelson has an extensive background in public accounting both from his time as a Partner at Arthur Andersen & Co. and his time as Chief Financial Officer at various companies. Mr. Nelson’s service on audit committees of other companies enables him to remain current on audit committee best practices and current financial reporting developments within the energy industry. We believe these experiences and skills qualify him to serve as the Chair of our Audit and Compensation Committees.

B. Frank Stanley, age 56, has served on the Board since 2009. He is currently President and Chief Financial Officer of Retail Concepts, Inc., a privately-held retail chain of 25 stores in 13 states with over five hundred employees. Prior to joining Retail Concepts, Inc. in 1988, he was Chief Financial Officer of Southpoint Porsche Audi WGW Ltd. from 1987 to 1988. From 1985 to 1987, he was employed by KPMG Peat Marwick, holding the position of Manager, Audit in 1987. From 1983 to 1984, he was Chief Financial Officer of Design Research, Inc., a manufacturer of housing for offshore drilling platforms. From 1980 to 1982, he was Chief Financial Officer of Tiger Oilfield Rental Co., Inc. and, from 1977 to 1979, he was an accountant with Trunkline Gas Co. Mr. Stanley holds a B.B.A. in Accounting from Texas A&M University and is a certified public accountant. Mr. Stanley has an extensive background in accounting and financial matters, which qualify him for service as a member of our Board and Audit and Compensation Committees.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE EIGHT NOMINEES LISTED ABOVE.

PROPOSAL 2

AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK

Our authorized capital stock currently consists of 118,330,000 shares of Common Stock and 2,000,000 shares of preferred stock. As of March 18, 2011, the Record Date for the Annual Meeting,                      shares of Common Stock were issued and outstanding and no shares of preferred stock have been issued.

On March 1, 2011, the Board declared it advisable to increase the number of authorized shares of preferred stock to 20,000,000 shares, with no change in the par value of the shares of preferred stock.

If this proposal is adopted, the increase will become effective upon the filing of the amendment to the Company’s Articles of Incorporation with the Secretary of State of the State of Texas. The form of the proposed amendment to our Articles of Incorporation to effect the share increase is set forth below.

If the proposal is adopted by the shareholders, the first paragraph of Article IV of the Company’s Articles of Incorporation would be amended to read as follows:

“The aggregate number of shares of capital stock which the corporation shall have authority to issue is one hundred thirty eight million three hundred thirty thousand (138,330,000) shares, of which one hundred eighteen million three hundred thirty thousand (118,330,000) shares shall be designated as Common Stock, par value $.00001 per share, and twenty million (20,000,000) shares shall be designated as Preferred Stock, par value $.00001 per share.”

The Board believes it is in the Company’s best interests to increase the number of authorized shares of preferred stock in order to increase our flexibility for equity financing. The Company has no present intention to issue any shares of preferred stock. However, the Board believes that the Company should have the flexibility of having additional shares of preferred stock authorized for issuance in the future without further shareholder approval in connection with various general corporate purposes, including stock dividends, stock splits, acquisitions and raising additional capital.

Shareholders’ current ownership of Common Stock will not give them automatic rights to purchase any of the additional authorized shares. If the proposed amendment to the Articles of Incorporation is adopted, the additional authorized shares of preferred stock will be available for issuance from time to time at the discretion of the Board without further action by the shareholders. Article IV of the Articles of Incorporation authorizes the Board, without further shareholder approval, to issue preferred stock having such designations, powers, preferences and rights as may be determined by the Board. Holders of preferred stock would have such voting rights as may be provided for by law and as determined by the Board.

Although an increase in the number of authorized shares of preferred stock could, under certain circumstances, be construed as having an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company), the Board is not proposing the amendment to the Articles of Incorporation in response to any effort to accumulate the Company’s stock or obtain control of the Company by means of a merger, tender offer, or solicitation in opposition of management. Also, while the Company has no present intention to issue shares of preferred stock in a manner which would have an anti-takeover effect or otherwise, the issuance of preferred stock could have other anti-takeover effects under certain circumstances. Because the voting rights to be accorded to any series of preferred stock have not yet been determined by the Board, the holders of preferred stock may be authorized by the Board to vote separately as a class in connection with approval of certain extraordinary corporate transactions or be given a large number of votes per share. Such preferred stock could also be convertible into a large number of shares of

Common Stock under certain circumstances or have other terms which might render the acquisition of a controlling interest in the Company more difficult or more costly. Shares of preferred stock could be privately placed with purchasers who might side with the management of the Company in opposing a hostile tender offer or other attempt to obtain control. The issuance of preferred stock as an anti-takeover device might preclude shareholders from taking advantage of a situation which might be favorable to their interests.

The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock is required for approval of the amendment to the Company’s Articles of Incorporation set forth above.

Recommendation of the Board

THE BOARD RECOMMENDS YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

The Board recognizes that executive compensation is an important matter for our shareholders. As described in detail in the “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executive officers based on our performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our shareholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, and shareholder interests and concerns.

Despite a challenging economic environment during 2010, under the leadership of our executive officers, our total shareholder return was 61.2%, compared to a 39.3% shareholder return for companies in our peer group and a 12.8% shareholder return for S&P 500 companies, as determined using the same methodology for calculating our total shareholder return in our Annual Report on Form 10-K for the year ended December 31, 2010 (the “10-K”). As a result, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our shareholders and that the total compensation packages provided to the Named Executive Officers (including potential payouts upon a termination or change of control) are reasonable and not excessive. As you consider this Proposal 3, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of the Named Executive Officers, and to review the tabular disclosures regarding compensation of our Named Executive Officers together with the accompanying narrative disclosures in the “Executive Compensation and Related Information” section of this proxy statement.

Congress has recently enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which requires a non-binding advisory “Say on Pay” vote and gives our shareholders the opportunity to express their views on the compensation of the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement. We welcome the opportunity to give our shareholders an opportunity to provide us with such a vote on executive compensation at the Annual Meeting.

As an advisory vote, Proposal 3 is not binding on the Board or the Compensation Committee, will not overrule any decisions made by the Board or the Compensation Committee, or require the Board or the Compensation Committee to take any action. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our shareholders, and will carefully consider the outcome of the vote when making future compensation decisions for executive officers. In particular, to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Text of the Resolution to be Adopted

We are asking shareholders to vote “FOR” the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of

Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

Recommendation of the Board

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE

ON EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of the Named Executive Officers, as disclosed pursuant to the Securities and Exchange Commission’s (the “SEC”) compensation disclosure rules, such as Proposal 3 included in this proxy statement. By voting on this Proposal 4, shareholders may indicate whether the advisory vote should occur every three years, every two years or every year. After careful consideration of this Proposal 4, the Board has determined that an advisory vote on executive compensation that occurs every three years (a triennial vote) is the most appropriate alternative for the Company, and therefore the Board recommends that you support a frequency period of every three years for the advisory vote on executive compensation.

Setting a three-year period for holding this shareholder vote will enhance shareholder communication by providing a clear, simple means for us to obtain information on investor sentiment about our executive compensation philosophy. An advisory vote every three years will be the most effective timeframe for us to respond to shareholder feedback and provide us with sufficient time to engage with shareholders to understand and respond to the vote results. We also believe a triennial vote would align more closely with the multi-year performance measurement cycle we use to reward long-term performance. Our executive compensation programs are based on our long-range, strategic business goals, which are more appropriately reflected over a three-year timeframe.

The vote with regard to Proposal 4 will determine the schedule on which future Say-on-Pay proposals like Proposal 3 are presented to shareholders.

Text of the Resolution to be Adopted

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the Named Executive Officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

Recommendation of the Board

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR A FREQUENCY OF “THREE YEARS” FOR FUTURE NON-BINDING SHAREHOLDER VOTES ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of our Board appointed Ernst & Young LLP (“Ernst & Young”), independent public accountants, to audit our consolidated financial statements as of and for the year ending December 31, 2011. We are advised that no member of Ernst & Young has any direct or material indirect financial interest in our Company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

If the appointment is not ratified, the Audit Committee will consider the appointment of other independent accountants. A representative of Ernst & Young is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

Ernst & Young has served as independent auditor for the Company since 2000. The aggregate fees and costs billed by Ernst & Young and its affiliates to the Company for the years ended December 31, 2010 and 2009 are identified below.

	2010	2009
Audit fees (1)	$1,612,000	$1,695,000
Tax fees (2)	172,185	110,000
All other fees (3)	3,020	3,020

	$1,787,205	$1,808,020

(1)	Includes fees for the audit of our annual consolidated financial statements, including the effectiveness of our internal control over financial reporting, reviews of our quarterly consolidated financial statements, fees for issuance of comfort letters and consents related to our debt and equity offerings, and reviews of various documents filed with the SEC.
(2)	Includes fees for preparation of federal and state tax returns, tax planning advice, IRS audit support and review of tax related issues with respect to proposed transactions.
(3)	Includes an annual fee for access to an accounting literature database.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT ACCOUNTANTS.

Audit Committee Report

The Board adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. In addition, the Board appointed the undersigned directors as members of the Audit Committee. Each year, the Audit Committee reviews the charter and reports to the Board on its adequacy in light of applicable NYSE rules. In addition, the Company furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the Audit Committee charter.

During the last year, and earlier this year in preparation for the filing with the SEC of the 10-K, the Audit Committee:

•	met quarterly with the Company’s internal audit manager to review the scope of their review of internal controls and the quality of the Company’s financial reporting;

•	reviewed and discussed the audited financial statements with management and the Company’s independent auditors;

•	reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;

•

met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel;

•

discussed with the Company’s senior management, independent auditors and appropriate Company financial personnel the process used for the Company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

•

reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees;”

•

recommended, based on these reviews and discussions, as well as private discussions with the independent auditors and appropriate Company financial personnel, to the Board the inclusion of the audited financial statements of the Company and its subsidiaries in the 10-K; and

•

determined that the non-audit services provided to the Company by the independent auditors (discussed above under the Proposal 5, Ratification of Appointment of Independent Accountants), are compatible with maintaining the independence of the independent auditors. The Committee’s pre-approval policies and procedures are discussed below.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements and on the effectiveness of internal control over financial reporting. Audit Committee members are not employees of the Company or, in certain cases, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that the Company’s internal controls over financial reporting were effective as of December 31, 2010 and on the representations of the independent auditors included in their report on the Company’s financial statements.

The Audit Committee met regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors, and received the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The Audit Committee maintains written procedures that require it to annually pre-approve the scope of all auditing services to be performed by the Company’s independent auditor. The Audit Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chair. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee reviews and pre-approves all non-audit services provided by Ernst & Young. The Audit Committee has determined that the provision of Ernst & Young’s non-audit services is compatible with maintaining Ernst & Young’s independence.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Submitted by the Audit Committee.

S. James Nelson, Jr. (Chair)	Robert I. Israel	Samir G. Gibara	B. Frank Stanley

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Code of Business Conduct and Ethics

A complete copy of the Company’s corporate governance guidelines, which the Board reviews at least annually, is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it. The Board has adopted a Code of Business Conduct and Ethics that applies to all employees, officers and directors. A complete copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it. Because Tracy W. Krohn, the Company’s Chairman and Chief Executive Officer, controls approximately 52.7% of the outstanding shares of Common Stock, the Company is a “controlled company” under NYSE Corporate Governance Rules. Accordingly, the Company is not required to maintain a (i) majority of independent directors on the Board, (ii) Nominating and Corporate Governance Committee composed entirely of independent directors or (iii) Compensation Committee composed entirely of independent directors. Notwithstanding these exemptions, a majority of the directors on the Board are independent. In addition, the Company requires that the Compensation Committee of the Board consist entirely of independent directors, as is more fully discussed under the heading “—Standing Committees of the Board” below.

Independence

After reviewing the qualifications of our current directors and nominees, and any relationships they may have with the Company that might affect their independence, the Board has determined that each director and nominee, other than Messrs. Krohn and Freel, is “independent” as that concept is defined by the NYSE’s Listed Company Manual. In reaching this conclusion, the Board determined that Mr. Stanley’s service as a trustee for a family trust controlled by Mr. Krohn, and Ms. Boulet’s position as special counsel at Adams and Reese LLP, a law firm that periodically provides legal services to the Company and to which we paid approximately $5,200 in 2010, did not impact their independence. Certain business relationships with the Company or family relationships with an officer or director would, however, prevent a director from being considered by the Board as “independent.”

Board Leadership Structure

Tracy W. Krohn serves as the Company’s Chairman and Chief Executive Officer and controls approximately 52.7% of the outstanding shares of Common Stock. The Board believes its leadership structure is justified by the efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board, as well as due to Mr. Krohn’s role in founding the Company and his continued significant ownership interest in the Company.

Notwithstanding the Company’s status as a “controlled company” under the NYSE’s rules and the Company’s ability to rely on certain exemptions discussed above in “—Corporate Governance Guidelines; Code of Business Conduct and Ethics,” the Company complies with a number of the more strict NYSE governance standards, including having a majority of independent directors on the Board and having a Compensation Committee comprised solely of independent directors.

Standing Committees of the Board

The Board has three standing committees—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As discussed above, the Company is a “controlled company” within the meaning of the rules of the NYSE, and, accordingly, is not required to maintain an independent Compensation Committee or independent Nominating and Corporate Governance Committee. The Company believes, however, that it is in its best interests to have the Compensation Committee consist entirely of independent directors. As such, the Company’s Compensation Committee Charter adopted by the Board requires all members to be independent.

Audit Committee

Currently, Messrs. Israel, Gibara, Stanley and Nelson sit on the Company’s Audit Committee. Mr. Nelson is Chair of the Audit Committee. We expect that, if elected, Mr. Katz will be appointed as a member of our Audit Committee. The Board has determined that each of Messrs. Nelson, Israel, Gibara, Katz and Stanley are “independent” under the standards of both the NYSE and Section 10A of the Exchange Act and are financially literate and Mr. Nelson has been designated as the “audit committee financial expert,” as defined under the Exchange Act and the rules and regulations promulgated thereunder. In connection with his appointment, the Board considered the fact that Mr. Nelson is a member of the audit committees of three other public companies, and found that such simultaneous service will not, and does not, impair his ability to effectively serve on the Audit Committee of the Company.

The Audit Committee establishes the scope of and oversees the annual audit, including recommending the independent public accountants that audit the Company’s financial statements and approving any other services provided by the independent public accountants. The Audit Committee also assists the Board in fulfilling its oversight responsibilities by (1) overseeing the Company’s system of financial reporting, auditing, controls and legal compliance, (2) monitoring the operation of such system and the integrity of the Company’s financial statements, monitoring the qualifications, independence and performance of the outside auditors and any internal auditors who the Company may engage, and (3) periodically reporting to the Board concerning the activities of the Audit Committee. In performing its obligations, it is the responsibility of the Audit Committee to maintain free and open communication between it, the Company’s independent auditors, the internal accounting function and the management of the Company. The Audit Committee’s functions are further described under the heading “Proposal 5, Ratification of Appointment of Independent Accountants–Audit Committee Report.” A copy of the Audit Committee’s Charter is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Nominating and Corporate Governance Committee

Mr. Krohn, Mr. Freel and Ms. Boulet serve as members of the Nominating and Corporate Governance Committee of the Board. Ms. Boulet is Chair of the Nominating and Corporate Governance Committee. Only Ms. Boulet is considered independent as defined by the NYSE’s Listed Company Manual. The purpose of the Nominating and Corporate Governance Committee is to nominate candidates to serve on the Board and to recommend director compensation. Once the Nominating and Corporate Governance Committee has recommended director compensation, the Board subsequently approves director compensation. The factors and processes used to select potential nominees are more fully described in the section entitled “—Identifying and Evaluating Nominees for Directors.” The Nominating and Corporate Governance Committee is also responsible for monitoring a process to annually assess Board effectiveness, developing and implementing corporate governance guidelines and taking a leadership role in regulating the corporate governance of the Company. A copy of the Nominating and Corporate Governance Committee’s Charter is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Compensation Committee

Currently, Messrs. Nelson, Stanley and Gibara serve as members of the Compensation Committee. Mr. Nelson is currently Chair of the Compensation Committee. However, we expect that after the Annual Meeting, Mr. Gibara will be appointed Chair of the Compensation Committee and, if elected, Mr. Katz will be appointed as a member of our Compensation Committee to replace Mr. Nelson. All of these individuals qualify as independent under NYSE listing standards, the Company’s corporate governance guidelines, “non-employee directors” under Rule 16b-3 promulgated under the Exchange Act and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee performs an annual review of the compensation and benefits of the executive officers and senior management, establishes and reviews general policies related to employee compensation and benefits and administers the Incentive Compensation Plan and the Directors Compensation Plan. Under the terms of its charter, the Compensation Committee also determines the compensation for Mr. Krohn, the Chief Executive Officer of the Company. The Compensation Committee has the power to delegate some or all of its power and authority in administering the Incentive Compensation Plan of the Company to the Chief Executive Officer, other senior members of management or committee or subcommittee, as the Committee deems appropriate. However, the Compensation Committee may not delegate its authority with regard to any matter or action affecting an officer subject to Section 16 of the Exchange Act. If you would like additional information on the responsibilities of the Compensation Committee, please refer to its charter, which is available on our website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s tolerance for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth above. The Compensation Committee is comprised entirely of independent directors. In addition, none of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Consulting Fees and Services

Other than services involving only broad-based non-discriminatory plans or providing survey information, our compensation consultant does not provide non-executive compensation consulting services to the Company. Please read “Compensation Discussion and Analysis—Role of the Compensation Committee, its Consultants and Management” for more information about the role of our compensation consultant in our executive compensation programs.

Meetings of the Board and the Committees of the Board

During 2010, the Board held seven meetings. The Compensation Committee held six meetings in 2010, and the Nominating and Corporate Governance Committee held one meeting in 2010. In 2010, the Audit Committee met four times. All of the directors attended at least 70% of the meetings of the Board and at least 90% of the meetings of the committees on which they served during 2010.

The Company’s directors are encouraged to attend the Annual Meeting, but the Company does not otherwise have a policy regarding such attendance. All directors were present at the Annual Meeting held in 2010, except Mr. Israel.

Legal Proceedings

Currently, no director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, to our knowledge no director or executive officer has a material interest in a material proceeding adverse to the Company.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider all properly submitted shareholder recommendations of candidates for election to the Board. Pursuant to Section 12 of the Company’s Bylaws, any shareholder may nominate candidates for election to the Board by giving timely notice of the nomination to the Secretary of the Company. The Company’s Bylaws require that any such shareholder must be a shareholder of record at the time it gives notice of the nomination. To be considered a timely nomination, the shareholder’s notice must be delivered to the Secretary at the Company’s principal office no later than 90 days prior to the first anniversary of the preceding year’s Annual Meeting and no earlier than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. In evaluating the recommendations of the shareholders for director nominees, as with all other possible director nominees, the Nominating and Corporate Governance Committee will address the criteria set forth below under the heading “—Identifying and Evaluating Nominees for Directors.”

Any shareholder recommendations for director nominees should include the candidate’s name, qualifications and written consent to being named in the proxy statement and to serving on the Board if elected. The shareholder must also include any other business that the shareholder proposes to bring before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. Additionally, the shareholder must provide his name and address, the name and address of any beneficial owner on whose behalf the shareholder is acting and the number of shares of Common Stock beneficially owned by the shareholder and any beneficial owner for whom the shareholder is acting. Such written notice should be sent to:

J. F. Freel

Secretary

W&T Offshore, Inc.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to serve as directors. The Nominating and Corporate Governance Committee evaluates candidates for nomination to the Board, including those recommended by shareholders, and conducts appropriate inquiries into the backgrounds and qualifications of possible candidates. The Nominating and Corporate Governance Committee then recommends nominees to the Board to be presented for election as directors at meetings of the shareholders or of the Board. As indicated above, shareholders may recommend possible director nominees for consideration to the Nominating and Corporate Governance Committee.

In evaluating nominees to serve as directors on the Board and in accordance with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee selects candidates with the appropriate skills and characteristics required of Board members. Pertinent to this inquiry is the following non-exhaustive list of factors: independent business or professional experience; integrity and judgment; records of public service; ability to devote sufficient time to the affairs of the Company; diversity of background, experience and competencies that the Board desires to have represented; age; skills; occupation; and understanding of financial statements and financial reporting systems.

The Nominating and Corporate Governance Committee will also consider and weigh these factors in light of the current composition and needs of the Board.

Director Compensation

Directors who are also employees of the Company receive no additional compensation for serving as directors or committee members. The Board and shareholders adopted the 2004 Directors Compensation Plan, which provides that the Compensation Committee may grant stock options or restricted or unrestricted stock to non-employee directors. A total of 666,918 shares of Common Stock were initially reserved for issuance under the 2004 Directors Compensation Plan.

We provide each of the non-employee directors of the Company the following compensation:

(i) an annual retainer of $70,000, payable in equal quarterly installments commencing on January 1, 2011;

(ii) each December 15, an annual stock grant pursuant to the Company’s 2004 Directors Compensation Plan covering shares of Common Stock of the Company having a fair market value (calculated as of the close of trading on the NYSE on that date) equal to $40,000;

(iii) at each annual meeting of shareholders, a restricted stock grant pursuant to the Company’s 2004 Directors Compensation Plan covering shares of Common Stock of the Company having a fair market value (calculated as of the close of trading on the NYSE on the date of the annual board meeting) equal to $70,000;

(iv) compensation of $1,500 for each meeting of the Board or any Board committee meeting attended;

(v) compensation of $1,000 for each Board unanimous written consent executed;

(vi) compensation of $1,500 for each day that a Board member attends a seminar (up to two seminars a year) concentrating on matters relating to responsibilities of Board members;

(vii) compensation of $5,000 for serving on any committee of the Board (except Chair of the Audit Committee);

(viii) compensation of $5,000 for serving as chair of any committee of the Board (except Chair of the Audit Committee); and

(ix) compensation of $15,000 for serving as Chair of the Audit Committee of the Board.

The terms of the restricted stock grant are as set forth in the Company’s 2004 Directors Compensation Plan, with restrictions lapsing with respect to one-third of the shares subject to the restricted stock grant on each of the first, second and third anniversary dates of the date of grant.

The following table sets forth a summary of the compensation the Company paid to its non-employee directors in 2010:

2010 Director Compensation Table

Name (1)	Fees Earned or Paid in Cash		Stock Awards(2)(3)	Total
Samir G. Gibara	$147,500		$70,000	$217,500
Robert I. Israel	130,500		70,000	200,500
Virginia Boulet	132,500		70,000	202,500
S. James Nelson, Jr.	162,500	(4)	70,000	232,500
B. Frank Stanley	147,500		70,000	217,500

(1)	J. F. Freel is our Chairman Emeritus and Secretary. He receives no compensation for his service as a director. In 2010, he was not one of our most highly compensated executive officers and therefore his compensation is not reported in the Summary Compensation Table.
(2)	The amounts reflect the grant date fair value of stock awarded during 2010, calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”), except that the amounts shown assume that there will be no service-based forfeitures of awards. The discussion of the assumptions used in calculating these values can be found in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.
(3)	As of December 31, 2010, each director has the following aggregate number of outstanding shares of restricted stock accumulated for all years of service as a director: Samir G. Gibara—11,856 shares; Robert I. Israel—11,856 shares; Virginia Boulet—11,856 shares; B. Frank Stanley—11,309 shares and S. James Nelson, Jr.—11,856 shares.
(4)	The cash fees earned by Mr. Nelson were paid to FSD Corporation, a wholly-owned designee of Mr. Nelson.

Director Stock Ownership Guidelines. Effective as of January 1, 2011, our Board adopted amendments to the director stock retention guidelines (the “Director Policy”). The Director Policy applies to each of our non-employee directors. No such director may sell or transfer any shares of the Company’s Common Stock that such director beneficially owns (e.g, by a spouse or other immediate family member residing in the same household or a trust for the benefit of the director or his or her family) until he or she beneficially owns a number of shares of Company Common Stock, having an aggregate value of at least $500,000.

Communications with the Board

At each regular meeting of the Board, the non-employee directors meet in scheduled executive sessions without management. The non-employee directors elected S. James Nelson, Jr. as the Presiding Director of those meetings. As set forth on the Company’s website (www.wtoffshore.com), interested parties who would like to contact Mr. Nelson on a confidential basis may do so by sending an email to Presiding_Director@wtoffshore.com or by mailing a written communication to Presiding Director, W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 4, 2011, based on the 74,464,258 shares of Common Stock outstanding on that date, of (i) the Company’s Chief Executive Officer, Chief Financial Officer and each of the Company’s other three most highly compensated executive officers (the “Named Executive Officers”), (ii) each of the Company’s directors and nominees, (iii) all executive officers and directors of the Company as a group, and (iv) each person who beneficially owns more than five percent of the Company’s Common Stock. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person. To the knowledge of the Company, no person or entity holds more than 5% of the outstanding shares of Common Stock, except as set forth in the following table.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Outstanding Common Stock
Tracy W. Krohn	39,234,187	52.7%
J. F. Freel	0	*
Jamie L. Vazquez	90,966	*
John D. Gibbons	36,235	*
Stephen L. Schroeder	96,043	*
Thomas F. Getten	15,931	*
Samir G. Gibara	15,105	*
S. James Nelson, Jr.	28,555	*
Virginia Boulet	17,555	*
Robert I. Israel	16,568	*
Stuart B. Katz	10,000	*
B. Frank Stanley	32,864	*
Directors and Executive Officers as a Group (13 persons)	39,589,334	53.2%
FMR LLC (2)	6,400,000	8.6%
82 Devonshire Street Boston, MA 02109
Parnassus Investments (3)	4,530,000	6.1%
1 Market Street, Suite 1600 San Francisco, CA 94105

*	Less than one percent.
(1)	Under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if he directly or indirectly has or shares the power to vote or dispose of, or to direct the voting of or disposition of, such shares, whether or not he has any pecuniary interest in such shares, or if he has the power to acquire such power through the exercise of any option, warrant or right, which is presently exercisable or convertible or will be within 60 days of the measurement date.
(2)

All information in the table and in this notice with respect to FMR LLC (“FMR”) is based solely on the Schedule 13G/A filed by FMR with the SEC on February 14, 2011. According to the Schedule 13G/A, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 6,400,000 shares or approximately 8.576% of the Common Stock outstanding of the Company as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership by one investment company, Fidelity Low Priced Stock Fund, amounted to 6,400,000 shares or approximately 8.576% of the Common Stock outstanding. Edward C. Johnson 3d and FMR, through its control of Fidelity and the Funds, each has sole power to dispose of the 6,400,000 shares owned by the funds. The Schedule 13G/A states that members of the family of Edward C. Johnson 3d, Chairman of FMR, representing 49% of the voting power of FMR may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR. According to the Schedule 13G/A, the Funds’ Boards of Trustees has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(3)	All information in the table and in this notice with respect to Parnassus Investments is based solely on the Schedule 13G filed by Parnassus Investments with the SEC on February 8, 2011. According to the Schedule 13G, Parnassus Investments’ clients beneficially own 4,530,000 shares or approximately 6.0% of the outstanding Common Stock of the Company. Parnassus Investments reported sole voting and dispositive power with respect to 4,530,000 shares and no shared voting or dispositive power. Some of Parnassus Investments’ clients who beneficially own the Company’s Common Stock are investment companies registered under Section 8 of the Investment Company Act of 1940.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. SEC rules require these persons to furnish us copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us during 2010 and written representations that no other reports were required with respect to 2010, these persons complied with applicable Section 16(a) filing requirements, except Ms. Vazquez and Messrs. Gibbons, Schroeder and Getten each filed a Form 4 one day late in December 2010, reporting the disposition of Common Stock.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The primary objectives of our compensation program for the Named Executive Officers are to attract, as needed, and retain the best possible executive talent, to stimulate the Company’s Named Executive Officers’ efforts on our behalf in a way that supports our financial performance objectives and business strategy, and to align their incentives with enhancement of shareholder value. In particular, our compensation program for Named Executive Officers is designed to reward superior job performance and individual initiative to help increase the Company’s oil and gas reserves, production rates and earnings per share and to contain increases in lease operating expense (“LOE”), general and administrative (“G&A”) expense and finding and development (“F&D”) costs. Under its charter, the Compensation Committee is required to set the compensation of our Chief Executive Officer and is required to review and approve the evaluation process and the compensation of our other Named Executive Officers. The Compensation Committee has approved metrics by which executive cash incentives and stock-related incentives will be awarded through the Company’s incentive plans. In that effort, the Compensation Committee applied the following compensation objectives in connection with its deliberations:

•

To compensate the Company’s Named Executive Officers so that their aggregate cash and equity compensation is comparable to that of similarly-situated executives at the companies we consider to be our peers as well as a broad range of companies with similar revenues in the oil and gas industry; and

•	To provide the majority of the Named Executive Officers’ compensation in the form of incentive compensation based upon the Company’s performance.

It has historically been our strategy to compensate our Named Executive Officers under the same plan as our other employees, albeit at a higher potential award level. To the extent that our Compensation Committee determines that it is appropriate for short and long-term awards provided to our Named Executive Officers to comply with Section 162(m) of the Code, those awards are subject solely to the Company’s defined performance-based targets.

Role of the Compensation Committee, its Consultants and Management

Our Board has entrusted the Compensation Committee to carry out the Board’s overall responsibility relating to the compensation of our Named Executive Officers. Our Chief Executive Officer and President also play an important role in the executive compensation process, in overseeing the performance and dynamics of the executive team and generally keeping the Compensation Committee informed. All final approvals regarding our Named Executive Officers’ compensation remain with the Compensation Committee. Finally, the Company has retained an independent consulting firm and legal counsel experienced in executive and overall compensation practices and policies to assist the Compensation Committee in calibrating the form and amount of executive compensation, as applicable.

The Compensation Committee typically works with our Chief Executive Officer and President to implement and promote our executive compensation strategy. The most significant aspects of management’s involvement in this process are:

•	preparing materials in advance of Compensation Committee meetings for review by the Compensation Committee members;

•	evaluating employee performance;

•	meeting with compensation consultants, legal counsel or other advisors;

•	recommending our business goals, subject to approval by the Board; and

•	recommending the compensation arrangements and components for our employees.

Our Chief Executive Officer and President are instrumental to this process. Specifically, the Chief Executive Officer and President assist the Compensation Committee by:

•	evaluating corporate officer performance;

•	providing background information regarding our business goals; and

•	recommending compensation arrangements and components for our Named Executive Officers (other than himself or herself, as applicable).

The Compensation Committee, together with the assistance and recommendation of our Chief Executive Officer and President, compensation consultants and any legal counsel or other advisors deemed appropriate by the Compensation Committee, typically reviews and discusses each particular executive compensation component presented and approves the compensation of the other Named Executive Officers. In the case of our Chief Executive Officer, the Compensation Committee reviews and discusses each compensation component (together with compensation consultants and any counsel, other advisors or members of management deemed appropriate by the Compensation Committee). Following this review, the Compensation Committee sets the salary and other compensation of our Chief Executive Officer.

Market Analysis

When making compensation decisions, the Compensation Committee considers comparative compensation information of select peer and industry companies as a reference in its review and approval of compensation for our Named Executive Officers. This review is done with respect to both the structure of our executive compensation program as well as the targeted amount of compensation.

In September 2009, Towers Watson (formerly Towers Perrin) was retained by the Company as an independent compensation consultant to provide this comparative executive compensation analysis. Towers Watson provided comparative compensation data based on the following proprietary and confidential industry compensation surveys:

•	Towers Perrin 2009 Oil & Gas Compensation Survey, consisting of data for 11 companies with revenues less than $3 billion; and

•	Mercer 2009 Energy Industry Survey, consisting of data for 264 companies engaged in exploration and production of oil and gas with revenues between $1-3 billion.

Towers Watson also provided us comparative compensation data based on its review of the 2009 proxy statements of the following companies, which were selected based on having revenues as well as areas of oil and gas operations similar to the Company (the “Peer Group”):

•	Comstock Resources, Inc.;

•	Plains Exploration & Production Company;

•	Quicksilver Resources Inc.;

•	Cabot Oil & Gas Corporation;

•	McMoRan Exploration Co.;

•	SM Energy Company;

•	ATP Oil & Gas Corporation;

•	Energy XXI;

•	Forest Oil Corporation;

•	Newfield Exploration Company;

•	Noble Energy, Inc.;

•	Venoco, Inc.;

•	Whiting Petroleum Corporation; and

•	Stone Energy Corporation.

The Compensation Committee was provided data at the 25th, 50th and 75th percentiles for each executive position and for each pay component. The data was adjusted, generally using regression analysis, to adjust for differences in revenue scope for each position relative to comparator company positions.

At the Compensation Committee’s direction, management assembles the data collected by its compensation consultant and provides the information to the Compensation Committee. Using this data, total compensation, consisting of cash and equity, is generally targeted within a 10% upper and lower range of the 75th percentile for a comparable position.

Because the comparative compensation information is just one of the several analytic tools that are used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. When exercising its discretion, the Compensation Committee may consider factors such as the nature of officer’s duties and responsibilities as compared to the corresponding position in the survey and peer companies, the experience and value the officer brings to the role, the officer’s performance results, demonstrated success in meeting key financial and other business objectives and the amount of the officer’s pay relative to the pay of his or her peers within our company. In setting compensation for 2010, the Compensation Committee and Towers Watson used 2009 compensation data.

Elements of Executive Compensation

Our Named Executive Officers’ compensation currently has three primary components—base salary, annual cash incentive compensation and long term incentive compensation. Pursuant to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan (the “Restated Incentive Plan”), we may grant cash incentive awards, stock-based awards or a combination of both. In 2010, we established cash incentive awards and performance-based stock unit awards (“RSUs”). Each component of the compensation program serves a particular purpose. Base salary is primarily designed to reward current and past performance and may be adjusted from time to time to realign salaries with market levels. Annual cash incentive awards are granted to incentivize our Named Executive Officers to assist the Company in achieving its performance goals as well as to achieve their individual performance goals. The performance-based restricted unit award is designed to align the Named Executive Officers with the shareholders to support long-term financial performance of the Company. In addition, our Named Executive Officers participate in the benefit plans and programs that are generally available to all employees of the Company and receive perquisites and other personal benefits, all of which are intended to be part of a competitive overall compensation program.

Base Salary. Initial base salaries for our Named Executive Officers are set forth in their employment agreements and established based on their role within the Company and the scope of their responsibilities, taking into account the 75th percentile of market compensation paid by the peer and survey companies described above. Their base salaries are reviewed annually and increased from time to time to realign salaries with those market levels after taking into account individual responsibilities, performance, experience and/or cost of living.

Annual Cash Incentive Compensation Plan

We grant annual cash incentive awards pursuant to the Restated Incentive Plan. For 2010, our executive annual incentive cash awards (the “Cash Incentive Awards”) were designed to align executive officer pay with overall company financial performance, as well as performance against important short-term initiatives. The Cash Incentive Awards reward our Named Executive Officers based on the achievement of company and individual performance objectives. Under the plan, the Committee establishes threshold, target and maximum award payout opportunities for each Named Executive Officer as a percentage of annual base salary (the “target cash incentive amount”) at certain levels of performance. If threshold performance is achieved for all performance metrics, including individual performance, then the Named Executive Officer would be entitled to receive 50% of his or her target cash incentive amount. If target performance is achieved, then the Named Executive Officer is entitled to receive 100% of his or her target cash incentive amount. Maximum performance results in a payout amount equal to 200% of the Named Executive Officer’s target cash incentive amount. For the Named Executive Officers, the fiscal 2010 target cash incentive amounts were as follows:

Named Executive Officer	2010 Target Cash Incentive Amount as a % of Base Salary
Tracy W. Krohn	100%
Jamie L. Vazquez	90
John D. Gibbons	90
Stephen L. Schroeder	70
Thomas F. Getten	80

To arrive at the 2010 payout number, 50% of the 2010 annual cash incentive award was contingent upon our attainment of certain Business Criteria, 40% was subject to the achievement of Company Performance Criteria and 10% was subject to the achievement of Individual Performance Criteria. The goals are established so that attaining or exceeding the performance targets is not assured and requires significant effort by our Named Executive Officers.

The following is a description of the 2010 Business, Company and Individual Performance Criteria under the plan:

Target Business Criteria	Threshold Objective	Threshold Weighting	Target Objective	Target Weighting	Maximum Objective	Maximum Weighting
Production Growth (1)	Greater than 100% growth	7.5%	Greater than 110% growth	15%	Greater than 120% growth	30%
Reserve Growth (2)	Greater than 110% growth	7.5	Greater than 125% growth	15	Greater than 150% growth	30
F&D Costs (3)	N/A	5	Must not exceed our DD&A Rate per Mcfe at year end 2009	10	Must not exceed our 90% of DD&A Rate per Mcfe at year end 2009	20
LOE and G&A (4)	No more than 7.5% increase	5	No more than a 5% increase	10	No increase	20
Net Earnings Per Share (diluted) (“EPS”)	EPS greater than $1.25/share	20	EPS greater than $1.50/share	40	EPS greater than $2.25/share	80
Individual Performance	Met Expectations	5	Exceeded Expectations	10	Far Exceeded Expectations	20

Total		50%		100%		200%

(1)

“Production Growth” calculations are based upon increases in production on a Mcfe basis between the Company’s 2009 fiscal year and the 2010 fiscal year. “Mcfe” is defined as one thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one barrel of crude oil or other liquid hydrocarbons.

(2)	The threshold, target and maximum levels for the “Reserve Growth” calculation are based upon additions/revisions to reserves on a Mcfe basis in the 2010 fiscal year in excess of fiscal 2009 production.
(3)	The Company’s “F&D Costs” are defined as total capital dollars spent in the 2010 fiscal year plus certain adjustments to asset retirement obligations, divided by proved reserves added during the 2010 fiscal year on a per Mcfe basis. The threshold, target and maximum levels for the F&D Costs calculation for the 2010 fiscal year must be at or below the Company’s depreciation, depletion, amortization and accretion (“DD&A”) per Mcfe for the 2009 fiscal year.
(4)	The threshold, target and maximum levels for the LOE and G&A calculation are based upon a per Mcfe comparison and limit increases of such costs between the 2009 fiscal year and the 2010 fiscal year.

Where performance is achieved between threshold, target and maximum objectives, the Company interpolates the payout amount.

Long-term Performance Restricted Stock Units Awards

In 2010, we granted RSUs, which initially were subject to performance vesting upon meeting the following earnings per share targets for 2010:

Performance Level	% of Award That Vests
Level 1: EPS > $1.25	100%
Level 2: EPS > $1.00	75%
Level 3: EPS > $0.75	50%
Level 4: EPS > $0.50	25%
Level 5: EPS ≤ $0.50	0%

Upon achievement of the earnings per share target, the RSUs remain subject to further time-based vesting requirements and fully vest on December 15, 2012. When determining the size of the awards that would be granted to our Named Executive Officers, we consider the proportion of equity-based incentives to salary and cash incentives as compared to proportions granted by the peer and survey companies.

Other Compensation and Benefits. All of our Named Executive Officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability, accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as all other employees. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees.

Perquisites and Other Personal Benefits. We provide our Named Executive Officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key executive positions, such as club memberships incurred to promote business development. Under an arrangement between the Company and the Chief Executive Officer, which was originally entered into in 2004 and subsequently amended in 2010, Mr. Krohn is entitled to the use of Company-owned (in which the Company has a fractional interest) or chartered aircraft for personal travel. This benefit is reported as “other compensation” in the Summary Compensation Table that follows. For security reasons and to facilitate efficient business travel, Mr. Krohn uses Company-provided aircraft for both business and personal travel. The Company reflects the amounts attributable to Mr. Krohn’s personal aircraft usage in the Summary Compensation Table as required by the proxy rules. In addition, aircraft personally owned by Mr. Krohn may be chartered by the Company and used by Mr. Krohn for any purpose. In 2010, Mr. Krohn’s aircraft was used by the Company or Mr. Krohn for 97.5 flight hours. In any event, the costs to the Company to charter Mr. Krohn’s aircraft may not exceed the cost to charter aircraft owned by a third party, which meets the needs for such trip (taking into account required seating capacity, operational requirements and flight duration).

Setting Executive Compensation in 2010

Base Salary. The base salary of each Named Executive Officer is reviewed annually by the Compensation Committee. Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards.” Increases to the Chief Executive Officer’s salary are established by the Compensation Committee (and ratified by the Board), and for our other Named Executive Officers, our Chief Executive Officer and President recommend salary increases, which are reviewed and approved by the Compensation Committee.

For 2010, the primary factor in determining the amount of increase in base salary was the Compensation Committee’s subjective assessment of individual performance of each of our Named Executive Officers. The Compensation Committee also reviewed the comparative compensation data discussed above to assess the reasonableness of the base salary amounts in light of the officer’s duties and responsibilities as compared to similarly situated officers. As a result of this review, the base salaries of Ms. Vazquez’s and Mr. Gibbons were increased to $530,400 and $400,400, respectively. There were no other changes to the base salaries of our other Named Executive Officers in 2010.

The following table reflects base salary amounts for the Named Executive Officers for 2010 and 2009:

Name	2010 Base Salary	2009 Base Salary
Tracy W. Krohn	$1,000,000	$1,000,000
Jamie L. Vazquez	530,400	510,000
John D. Gibbons	400,400	385,000
Stephen L. Schroeder	340,000	340,000
Thomas F. Getten (1)	303,100	N/A

(1)	Mr. Getten became a Named Executive Officer in August 2010. He was not a Named Executive Officer in 2009.

Annual Cash Incentive Compensation. The Board annually reviews the recommendation of executive management regarding the performance-based goals for the Company. As discussed above, the Board established the targets for 2010 to include reserve growth, production growth, F&D containment, LOE containment, G&A cost containment and EPS minimum and individual performance metrics, which were selected due to the Board’s belief they are important measures of Company performance and, in turn, potential shareholder value. The following chart presents information about the Business Criteria established by the Compensation Committee, the Company’s actual performance results and the actual percentage amounts that were paid out:

Target Business Criteria	Threshold Objective	Target Objective	Maximum Objective	Actual 2010 Company/ Individual Performance	Actual % of Target Cash Incentive Awarded
Production Growth	94.8 Bcfe	104.3 Bcfe	113.8 Bcfe	87.0 Bcfe	0.0%
Reserve Growth	104.3 Bcfe	118.5 Bcfe	142.2 Bcfe	201.4 Bcfe	30.0
F&D Costs	N/A	$3.61/Mcfe	$3.25/ Mcfe	$2.59/Mcfe	20.0
LOE and G&A	$2.80/Mcfe	$2.73/Mcfe	$2.60/Mcfe	$2.56/Mcfe	20.0
EPS	$1.25	$1.50	$2.25	$1.58	44.3
Individual Performance	Met Expectations	Exceeded Expectations	Far Exceeded Expectations	Exceeded Expectations	10.0

Total					124.3%

As reflected in the table above, the Company exceeded the maximum objective for Reserve Growth, F&D Costs, LOE and G&A cost containment. The Company exceeded the target objective for EPS and each Named Executive Officer met the target objective for Individual Performance, which resulted in a payout of 124.3% of target Cash Incentive Awards for each Named Executive Officer in 2010.

In connection with its review of the performance of each of our Named Executive Officers, the Compensation Committee specifically considered each executive’s leadership in achieving each of the business goals described above. The Compensation Committee also considered the difficulty of achieving the performance goals in the face of an extremely challenging economy. The following is a discussion of the material factors the Compensation Committee considered in assessing each Named Executive Officer’s contribution and achievement of his or her individual performance goals:

•

Tracy W. Krohn: In assessing Mr. Krohn’s performance, the Compensation Committee considered the leadership and strategic vision that he provides for the continued growth of the Company as reflected by the Company’s increase in reserves and new exploration and development activities. As a result of his significant ownership position in the Company, Mr. Krohn’s objectives are closely aligned with those of our shareholders.

•

Jamie L. Vazquez: In assessing Ms. Vazquez’s performance, the Compensation Committee considered her leadership in successfully implementing the Company’s strategic agenda to increase reserves and production, lower finding and development costs and limit increases in lease operating and general and administrative expenses. She was also instrumental in ensuring that all employees participated in achieving the Company’s objectives in 2010.

•

John D. Gibbons: In assessing Mr. Gibbons’ performance, the Compensation Committee considered his continued leadership of the accounting and finance organization, including cash management strategies during challenging economic conditions.

•	Stephen L. Schroeder: In assessing Mr. Schroeder’s performance, the Compensation Committee considered his leadership of the Company operations in an extremely difficult regulatory environment.

•

Thomas F. Getten: In assessing Mr. Getten’s performance, the Compensation Committee considered his role as general counsel and sole in-house attorney, including his management of legal issues that impacted the Company’s business.

Accordingly, the following chart presents information about the awards earned by each of our Named Executive Officers:

Named Executive Officer	2010 Incentive Payout as a % of Base Salary	$ Amount Earned
Tracy W. Krohn	124%	$1,243,000
Jamie L. Vazquez	112	593,358
John D. Gibbons	112	447,927
Stephen L. Schroeder	87	295,834
Thomas F. Getten	99	301,406

For more information on total compensation paid to our Named Executive Officers, see “Executive Compensation and Related Information— 2010 Summary Compensation Table.”

Long-term Performance Restricted Stock Units Award

As discussed above in “Elements of Executive Compensation – Long-term Performance Restricted Stock Unit Awards,” a certain percentage of the 2010 RSU awards would vest depending on the level of EPS achieved. In 2010, the Company exceeded its Level 1 EPS target of $1.25, which resulted in the Company achieving its performance vesting requirements for 100% of the 2010 RSUs granted under the Restated Incentive Plan. However, the RSUs are subject to further time-based vesting requirements and, subject to the terms of the employment agreements of our Named Executive Officers, will vest in full on December 15, 2012, provided the Named Executive is employed with the Company at that time. In 2010, the number of RSUs granted was determined so as to ensure that total compensation, consisting of cash and equity, approximated between 90% to 110% of the 75th percentile of the total compensation of the peer and survey companies.

Compensation Policies

Tax and Accounting Treatment. Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the Company’s highest paid executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit when specified requirements are met. In general, awards to the Named Executive Officers under the Company’s incentive programs have been structured to qualify for this exemption. However, the Compensation Committee retains the discretion to award compensation that exceeds Section 162(m)’s deductibility limit.

The Company accounts for stock-based payments in accordance with the requirements of ASC Topic 718, by which compensation cost is based on the fair value of the equity instrument on the date of grant and is recognized over the period during which an employee is required to provide service in exchange for the award. Because the Company may offer incentive stock options, non-qualified stock options and restricted stock grants, the deductibility of an equity compensation award by the Company may not always occur at the time the award is otherwise taxable to the employee.

Basis for Allocation among Incentives. Except as described above, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Incentive awards under the Incentive Compensation Plan may be granted in any one or a combination of (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) restricted stock, (e) performance shares, (f) restricted stock units and (g) cash.

Adjustment or Recovery of Awards upon Restatement of Company Performance. The Company does not have a formal policy with respect to whether its Named Executive Officers are required to return cash and equity incentive awards if the relevant performance targets upon which the awards are based are ever restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Under the Restated Incentive Plan, however, the Compensation Committee has the authority to adjust financial targets when unforeseen events affect the Company’s results of operations.

Stock Ownership Guidelines. On February 24, 2010, our Board approved the adoption of the W&T Offshore, Inc. Stock Ownership and Retention Policy (the “Policy”). The Compensation Committee administers the Policy for employees subject to Section 16 of the Exchange Act, while our Chief Executive Officer and President administers the Policy for all other eligible employees. The Policy is applicable to all employees who are eligible to, and whom actually do, receive equity-based awards pursuant to the Annual Incentive Plan. The Policy requires our eligible employees to hold an amount of our Common Stock that will equate to set multiples of the amount of his or her annual base salary. Until such time as an employee owns the requisite amount of Common Stock, the employee is required to retain all shares of Common Stock that the employee owns or is granted. In addition, any cash amounts (net of taxes) received as payments for equity based cash awards, such as restricted stock units paid out in cash, must be used to purchase shares of Common Stock on the open market. Following the achievement of the amount and subject to any applicable securities laws, the individual may conduct any appropriate transactions with our Common Stock so long as he or she does not fall below the required amount as a result.

Common Stock that counts toward the satisfaction of the stock ownership level shall include: (a) shares of Common Stock owned outright by the employee and his or her immediate family members who also share the same household; (b) shares of Common Stock acquired upon an option exercise or upon the lapse of restrictions on other awards; (c) Common Stock purchased in the open market; and (d) deemed or actual stock investments due to an employee’s participation in the our 401(k) plan.

A hardship exemption may be granted to an employee prior to the time he or she has satisfied the initial ownership requirement. Prior to such time, the Plan Administrator holds the authority to relieve an employee from the Policy upon a determination that the employee has incurred a unique financial or personal situation where the Policy becomes inequitable in light of the employee’s circumstances. The penalty for noncompliance with the Policy may result in the suspension of any future grants or awards to the employee, or the employee’s base salary and compensation may be frozen at current levels until such time as the employee meets the terms of the Policy.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the Compensation Committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee.

S. James Nelson, Jr. (Chair)	Samir G. Gibara	B. Frank Stanley

EXECUTIVE COMPENSATION AND RELATED INFORMATION

2010 Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to Mr. Krohn, our Chairman and Chief Executive Officer, Mr. Gibbons, our Chief Financial Officer, and the Company’s three other most highly compensated executive officers for the year ended December 31, 2010.

Name and Principal Position	Year	Salary	Cash Bonus(3)	Stock Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)(7)	Total
Tracy W. Krohn	2010	$1,000,000	$—	$3,999,996	$1,243,000	$740,303	$6,983,299
Chairman and Chief Executive Officer	2009	1,038,462	500,000	—	—	432,219	1,970,681
	2008	594,703	500,000	—	—	391,472	1,486,175

Jamie L. Vazquez	2010	530,400	—	1,856,397	593,358	12,250	2,992,405
President (1)	2009	529,615	—	—	—	11,106	540,721
	2008	324,166	—	210,714	129,666	10,404	674,950

John D. Gibbons	2010	400,400	—	1,201,197	447,927	17,805	2,067,329
Senior Vice President, Chief Financial Officer and Chief Accounting Officer	2009	393,077	—	—	—	25,975	419,052
	2008	350,000	—	235,989	145,221	24,551	755,761

Stephen L. Schroeder	2010	340,000	—	680,004	295,834	11,115	1,326,953
Senior Vice President and Chief Operating Officer	2009	353,077	—	—	—	11,115	364,192
	2008	304,815	—	198,136	121,926	10,495	635,372

Thomas F. Getten	2010	303,103	—	681,979	301,406	12,250	1,298,738
Vice President and General Counsel (2)

(1)	Ms. Vazquez was elected President on September 24, 2008.
(2)	Mr. Getten became an executive officer in August 2010. He was not an executive officer in 2009 or 2008.
(3)	Mr. Krohn’s bonus awards are the only payments reflected in this column. All other cash incentives paid to the Named Executive Officers are reflected in the “Non-Equity Incentive Plan Compensation” column.
(4)	The amounts under “Stock Awards” reflect the aggregate grant date fair value computed in accordance with ASC Topic 718. The discussion of the assumptions used in calculating these values can be found in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.
(5)	The amounts under “Non-Equity Incentive Plan Compensation” reflect the cash portion of the Restated Incentive Plan for 2010 and the General and Extraordinary Performance Bonus, if any, under the 2005 Annual Incentive Plan for 2009 and 2008, which are accrued in the applicable fiscal year and paid in March of the following fiscal year.
(6)	Excludes perquisites and other personal benefits if the total aggregate value (based on aggregate incremental cost to the Company) in a given year did not exceed $10,000. For Mr. Krohn, the amounts under “All Other Compensation” for 2010 include the incremental costs of $728,053 associated with his use of an airplane in which the Company owns a fractional interest and to reimburse him for the charter of his aircraft for both his business use and personal use, the costs of which both represent the current market rates for equivalent use of chartered aircraft.
(7)	The amounts under “All Other Compensation” for 2010, 2009 and 2008 include company matching contributions to our 401(k) plan for each individual listed above.

2010 Grants of Plan-Based Awards

The following table sets forth information with respect to the possible awards that could have been payable for 2010 under the Restated Incentive Plan to the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards Grant			Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Tracy W. Krohn	N/A	$500,000	$1,000,000	$2,000,000
	08/02/2010				0	N/A	427,350
Jamie L. Vazquez	N/A	238,680	477,360	954,720
	08/02/2010				0	N/A	198,333
John D. Gibbons	N/A	180,180	360,360	720,720
	08/02/2010				0	N/A	128,333
Stephen L. Schroeder	N/A	119,000	238,000	476,000
	08/02/2010				0	N/A	72,650
Thomas F. Getten	N/A	121,241	242,482	484,965
	08/02/2010				0	N/A	72,861

(1)	Performance based restricted stock units vest upon achieving certain earnings per share targets, which were satisfied in December 2010 and are discussed in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Incentive Compensation Plan—Long-term Performance Restricted Stock Units Awards.” These units remain subject to time-vesting requirements.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

We maintain employment agreements with each of the Named Executive Officers. On November 1, 2010, we entered into an employment agreement with Tracy W. Krohn, who serves as our Chairman and Chief Executive Officer. The November 1 agreement supersedes our previous employment agreement with Mr. Krohn. The term of the employment agreement is three years, subject to automatic extensions for an additional one-year period beginning on the first anniversary from the November 1, 2010 effective date of the agreement and on each anniversary date thereafter. The agreement provides for an initial base salary of $1,000,000 and also entitles Mr. Krohn to participate in the Company’s cash incentive plans and long term incentive plans as approved from time to time by the Compensation Committee. His employment agreement provides that he is entitled to use of Company-owned (in which the Company has a fractional interest) or chartered aircraft for personal travel. For security reasons and to facilitate efficient business travel, the Company and Mr. Krohn entered into an arrangement in 2004 that was subsequently amended in 2010. Under the amended arrangement, Mr. Krohn uses Company-provided aircraft for both business and personal travel. In addition, aircraft personally owned by Mr. Krohn may be chartered by the Company and used by Mr. Krohn for any purpose. In 2010, Mr. Krohn’s aircraft was used by the Company or Mr. Krohn for 97.5 flight hours. In any event, the costs to the Company to charter Mr. Krohn’s aircraft may not exceed the cost to charter aircraft owned by a third party, which meets the needs for such trip (taking into account required seating capacity, operational requirements and flight duration). The potential severance and change of control provisions within Mr. Krohn’s employment agreement are discussed in detail below under the heading “—Potential Payments Upon Termination or a Change in Control.”

The employment agreements for the Named Executive Officers other than Mr. Krohn also have terms of three years, subject to automatic extension for an additional one-year period beginning on the first anniversary from the July 20, 2010 effective date of the agreements and on each anniversary date thereafter. The agreements, which provide for initial base salaries for each of the Named Executive Officers of: Jamie L. Vazquez—$530,400; John D. Gibbons—$400,400; Stephen L. Schroeder—$340,000; and Thomas F. Getten—$303,103, also entitle the Named Executive Officers to participate in the Company’s cash incentive plans and long term incentive plans as approved from time to time by the Compensation Committee. The potential severance and change of control provisions within the employment agreements are discussed in detail below under the heading “—Potential Payments Upon Termination or a Change in Control.”

Please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Incentive Compensation Plan—Long-term Performance Restricted Stock Units Awards” for a discussion of the terms of the restricted stock unit awards.

Outstanding Equity Awards at December 31, 2010

The following table sets forth information regarding restricted stock or restricted stock units that have not vested for each of the Named Executive Officers outstanding as of December 31, 2010. The Company did not grant option awards in 2010 and there are no stock options outstanding as of December 31, 2010.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1)		Market Value of Shares or Units of Stock That Have Not Vested (2)
Tracy W. Krohn	427,350		$7,636,745
Jamie L. Vazquez	208,611	(3)	3,727,879
John D. Gibbons	139,844	(4)	2,499,012
Stephen L. Schroeder	82,315	(5)	1,470,969
Thomas F. Getten	81,524	(6)	1,456,834

(1)	The following awards were initially subject to earnings per share performance based vesting requirements, which were satisfied in December 2010: Mr. Krohn (427,350), Ms. Vazquez (198,333), Mr. Gibbons (128,333), Mr. Schroeder (72,650), Mr. Getten (72,861). These awards vest in full on December 15, 2012. Please see “Compensation Discussion and Analysis— Elements of Executive Compensation— Annual Cash Incentive Compensation Plan—Long-term Performance Restricted Stock Units Awards.”
(2)	The market value of the shares of restricted stock or restricted stock units that have not vested was calculated using the closing price of the Company’s Common Stock on December 31, 2010 of $17.87 per share.
(3)	10,278 shares of restricted stock vest on December 15, 2011.
(4)	11,511 shares of restricted stock vest on December 15, 2011.
(5)	9,665 shares of restricted stock vest on December 15, 2011.
(6)	8,663 shares of restricted stock vest on December 15, 2011.

Stock Vested Table for 2010

The following table sets forth information regarding the vesting of restricted stock for each of the Named Executive Officers during 2010. No option awards vested in 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Tracy W. Krohn	—	$—
Jamie L. Vazquez	11,370	192,722
John D. Gibbons	12,885	218,401
Stephen L. Schroeder	10,946	185,535
Thomas F. Getten	9,882	167,500

(1)	The value realized on vesting was calculated using the closing price of the Company’s Common Stock on December 15, 2010 of $16.95 per share.

Potential Payments Upon Termination or a Change in Control

Each of the Company’s Named Executive Officers has an employment agreement with the Company.

Employment Agreement with Tracy W. Krohn

Mr. Krohn’s employment agreement provides for a potential severance payment in certain situations. In the event of his death or “disability” (generally defined as an accident, sickness or other circumstance which renders him mentally or physically incapable of performing his services for the Company), his compensation and benefits will terminate on the date of termination. If, during the term of his agreement, the Company terminates the employment of Mr. Krohn for any reason other than in connection with his death, disability, or for “cause” (generally defined to include Mr. Krohn’s fraud, embezzlement or misappropriation against the Company or our affiliates, any willful failure, neglect, or refusal to perform his duties under the agreement that results in an injury to the Company or an affiliate, or Mr. Krohn’s plea of guilty to, or his conviction of, a felony), or Mr. Krohn terminates his employment for “good reason” (generally defined to include a material breach by the Company of the agreement or a material adverse change in Mr. Krohn’s title, position or responsibilities), whether or not in connection with a change of control, Mr. Krohn will be entitled to receive his base salary until the actual termination date of his agreement and a severance payment in the amount of 3.0 times his annual base salary that is then in effect (the “CEO Severance Payment”); the CEO Severance Payment will be paid 60 days following his termination from employment (or six months following his termination of employment if he is considered a “specified employee” under Section 409A of the Code at that time). However, he will forfeit his Cash Incentive Award if Mr. Krohn becomes entitled to receive the CEO Severance Payment, and if Mr. Krohn elects to continue coverage for himself and his dependents under the Company’s group health plans following his termination of employment pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or “COBRA,” the Company shall reimburse Mr. Krohn for the cost difference between the amount necessary to continue such coverage and the amount Mr. Krohn was required to pay for such coverage as an employee, for a period of 12 months. If Mr. Krohn elects to continue his health coverage following the initial 12 month period, then at any time during the following 18 months his COBRA coverage terminates, the Company will provide him and his dependents with health benefits substantially similar to those provided under the Company’s group health plans for active employees and at a cost that is no greater to Mr. Krohn than the cost of his original 12 month COBRA costs (collectively, the “Continued Medical Benefit”). Any outstanding restricted stock or restricted stock unit awards held at the time of a termination of Mr. Krohn’s employment by the Company without cause, or by Mr. Krohn for good reason, will receive 100% accelerated vesting, and any annual incentive award that Mr. Krohn would have been entitled to receive for the year in which his termination occurred would be paid to him on a pro-rata basis.

In the event that the Company undergoes a change in control during the term of the employment agreement, and Mr. Krohn is not also terminated in connection with such a change in control that would also trigger a payment of the CEO Severance Payment, then Mr. Krohn will receive the CEO Severance Payment described above as if he had been terminated as of the date of the change in control. The employment agreement provides for certain cut-backs for amounts paid to Mr. Krohn in the event that such a payment would be considered a “parachute payment” pursuant to Section 280G of the Code. If an amount to be paid to Mr. Krohn is considered a parachute payment, then such payments will either be reduced to an amount that is $1.00 less than three times Mr. Krohn’s then annual base salary, or paid in full, whichever produces the better net after-tax position to Mr. Krohn.

In addition, all outstanding restricted stock or restricted stock unit awards held by Mr. Krohn as of the date of a change in control will receive 100% accelerated vesting, whether such awards were subject to a performance period and whether such a performance period had passed as of the date of the change in control. In the event that Mr. Krohn is terminated without cause or for good reason, any outstanding restricted stock or restricted stock units would also vest, provided that the termination of employment occurred following the satisfaction of any applicable performance period associated with that award. The definition of “change of control” in Mr. Krohn’s employment agreement generally will occur upon one or more of the following events: (1) a merger or consolidation that results in the Company’s voting securities representing less than 50% of the combined voting power of the voting securities of the Company or the surviving corporation immediately after the transaction; (2) the individuals who constitute the Company’s board of directors cease to constitute at least a majority of the Company’s board of directors; (3) the acquisition, by a person or a group, of beneficial ownership of any capital stock of the Company if, after such acquisition, the person or group beneficially owns 51% or more of either (A) the then-outstanding shares of the Company’s Common Stock or (B) the combined voting power of the then-outstanding voting securities of the Company (provided that for purposes of this subsection (3), the following acquisitions will not give rise to a change of control: (i) acquisitions directly from or by the Company, (ii) acquisitions by a Company employee benefit plan, (iii) acquisitions by any corporation pursuant to a transaction that results in the Company’s security holders remaining in control of 50% or more of the Company’s securities immediately following the transaction, (iv) an acquisition that constitutes an employee buyout, or (v) acquisitions by Mr. Krohn or his immediately family); (4) a sale of all or substantially all of the Company’s assets, or (5) the approval by the Company’s shareholders of a complete liquidation or dissolution.

In addition to acknowledging the continued binding effect of the Non-Competition/Non-Solicitation provisions in Section 6 of the 2004 employment agreement, Mr. Krohn has agreed in his new 2010 employment agreement (i) not to disclose our confidential information and (ii) during the 12 months following his termination from employment with the Company, that he will not (A) provide to a third party competitor the same services that he currently provides to the Company in any market area in which the Company has conducted oil and gas exploration and production activities during the last two years of the term of the employment agreement, or (B) not to solicit or hire Company employees.

Employment Agreements with the Remaining Named Executive Officers

The Company entered into new employment agreements with the remaining Named Executive Officers on July 20, 2010. The agreements provide severance benefits to the employees in certain situations. In the event of a death or “disability” (defined the same as in Mr. Krohn’s employment agreement), an executive’s compensation and benefits will terminate on the date of termination. If, during the term of the agreement, the Company terminates the employment of the executive for any reason other than in connection with his or her death, disability, or for “cause” (generally defined to include a refusal to perform material duties under the agreement or the duties associated with that executive’s position in the Company, a willful breach of the agreement or a corporate policy, any willful failure, neglect, or other action that results in an injury to the Company or an affiliate, the executive’s serious dishonesty which impacts his performance in a material manner, or the executive’s plea of guilty to, or conviction of, a felony), or the executive terminates his or her employment for “good reason” (generally defined to include a material breach by the Company of the agreement or a material reduction in the executive’s base salary), whether or not in connection with a change of control, the executive will be entitled to receive their base salary until the actual termination date of the agreement and a severance payment in the amount of a specific multiple times his or her annual base salary that is then in effect (the “Severance Benefit”). The Severance Benefit multiple for Ms. Vazquez and Mr. Gibbons is three, and the Severance Benefit multiple for Messrs. Schroeder and Getten is two. The Severance Benefit will be paid to the executive 60 days following a termination from employment (or six months following the termination of employment if he or she is considered a “specified employee” under Section 409A of the Code at that time). The executives will also receive the Continued Medical Benefit that is described above for Mr. Krohn in the event that they are terminated by the Company without cause or they resign for good reason, although the original reimbursement period will be six months rather than twelve months for Messrs. Schroeder and Getten. Any outstanding restricted stock or restricted stock unit awards that were granted to the executive prior to January 1, 2010 and are still held at the time of a termination of the executive’s employment by the Company without cause, or by the executive for good reason, will receive 100% accelerated vesting; restricted stock and restricted stock units granted to the executives after January 1, 2010 will vest pro-rata. Any annual incentive award that the executive would have been entitled to receive for the year in which his termination by the Company without cause or by the executive’s resignation for good reason would be paid on a pro-rata basis.

In the event that the Company undergoes a change in control during the term of the employment agreement, then the executive will receive the Severance Payment described above as if he or she had been terminated as of the date of the change in control. The employment agreements provide for the same “cut-back” described above in the event that an executive is considered to receive a “parachute payment” under Section 280G of the Code.

The employment agreements also address the treatment that outstanding restricted stock and restricted stock unit awards would receive pursuant to a change in control and/or certain terminations of employment. The language in the employment agreements mirrors that of the governing individual award agreements granted pursuant to the Restated Incentive Plan, which are described in greater detail below, for change in control events. Pursuant to a termination of employment by the Company without cause, or by the executive for good reason, an outstanding performance-based restricted stock or restricted stock unit award would be accelerated pro-rata only if the termination of employment occurred at a time following the satisfaction of the applicable performance period. Such a pro-rata acceleration would be calculated by dividing the award into thirds (the “pro-rata percentage calculation”). Two-thirds of the award will be called the “two-year portion,” and the final third will be called the “three-year portion.” The two-year portion will accelerate by taking the number of underlying stock or units in that portion and multiplying that number by a fraction, the numerator of which is the number of months that the executive was employed during the year in which the grant occurred up until the termination of employment, and the denominator of which is 24; the three-year portion will accelerate by taking the number of underlying stock or units in that portion and multiplying that number by a fraction, the numerator of which is the number of months that the executive was employed during the year in which the grant occurred up until the termination of employment and the denominator of which is 36.

An executive must sign a general release in our favor before receiving the Severance Benefit, and the executive shall not make any unauthorized disclosures of any confidential information related to the Company during the executive’s employment or following a termination of employment. An executive will also be subject to standard non-competition and non-solicitation restrictions for a period of twelve months following Ms. Vazquez and Mr. Gibbons’ terminations of employment, or for a period of six months following Messrs. Schroeder and Getten’s terminations of employment.

Restated Incentive Plan

As of December 31, 2010, the Restated Incentive Plan provided that in the event of a change of control of the Company, the Company may choose to accelerate or remove any restrictions upon an outstanding award. The plan generally defines a “change of control” according to the definition given above in Mr. Krohn’s employment agreement. The agreements that govern the outstanding restricted stock unit awards granted under the Restated Incentive Plan have a two-tiered vesting requirement based on time and performance metrics. A change of control will 100% accelerate all restricted stock unit awards that have become partially vested pursuant to the satisfaction of the performance vesting requirement but have yet to vest pursuant to the time-based restrictions, as well as restricted stock unit awards that have not vested because the applicable performance period has not ended at the time the change of control occurs. A change of control will also accelerate any outstanding restricted stock awards held by the executives. Notwithstanding the foregoing, vesting will not occur with regard to restricted stock if, in the event of a merger into and with an acquiring company, each unvested share of restricted stock is converted into the same number of unvested shares of restricted stock of the acquiring company and such conversion is consummated within 30 days of the change of control event.

In addition, in the event of a change of control the Cash Incentive Awards shall be immediately payable based upon the extent, as determined by the Compensation Committee, to which the performance goals for the performance period then in progress have been met up through the date of the change of control or based on 100% of the value on the date of grant of the performance-based award, if such amount is higher.

As of December 31, 2010, the award agreements governing the restricted stock awards also provided that in the event that a Named Executive Officer is terminated, (i) by the Company without “cause,” (ii) due to the death or “permanent disability” of the executive officer, or (iii) by the executive officer “for good reason,” all unvested restricted stock of the executive officer shall vest on the date of termination. Each of the terms within this paragraph has the same meaning as given such term in an executive’s applicable employment agreement described above. The Cash Incentive Awards will accelerate upon each of the termination of employment scenarios in the previous sentence on a pro-rata basis for that year, using the number of days the employee was in our service during the performance period as the pro-rata calculation.

The acceleration of the performance-based restricted stock unit awards will depend upon whether the awards have been partially vested pursuant to the performance-based vesting provision at the time of the termination of employment. While each Named Executive Officer’s employment agreement addresses certain change in control or termination of employment events, under the terms of the restricted stock unit agreements, if the performance criteria have not been satisfied at the time of an executive’s death or disability, or before a “normal retirement,” the awards would be forfeited; however, if the performance criteria for the restricted stock units has been satisfied at the time of an executive’s death or disability the awards will be 100 % accelerated. Acceleration upon a normal retirement will be calculated using the pro-rata percentage calculation. As an example of the pro-rata percentage calculation that would apply to Mr. Krohn’s acceleration of the restricted stock units upon a normal retirement, the performance measures have been satisfied with respect to Mr. Krohn’s restricted stock units, but there are still subject to time-based vesting until December 15, 2012. Assuming that Mr. Krohn was eligible for a normal retirement upon December 31, 2010, his acceleration amount would be calculated as follows: (i) 2/3 of his restricted stock units (284,900) times 12/24 (the numerator of which is the number of months in the year of grant Mr. Krohn was employed as of December 31, 2010), plus (ii) 1/3 of his restricted stock units (142,450) times 12/36 (the numerator of which is the number of months in the year of grant Mr. Krohn was employed as of December 31, 2010), multiplied by our stock price of $17.87 to equal $3,394,103. If the term “normal retirement” is not defined in an executive’s employment agreement, the normal retirement age will be age 67. As of December 31, 2010, none of our Named Executive Officers were eligible for a normal retirement, thus no amounts will be included in the table below for such a termination of employment.

The following table reflects the values that each of the Named Executive Officers would receive upon certain terminations of employment or upon a change in control. For purposes of these calculations, the Company has made certain assumptions which we consider reasonable, such as all legitimate reimbursable business expenses are current, and that all earned salary payments are current as of the date of the potential termination scenario. We have assumed that each of the events which constitute a termination of employment or a change in control of the Company have occurred on December 31, 2010, on which day the closing sales price of our stock was $17.87 per share. The actual amount of payments that each executive could receive may not be determined with complete accuracy until such time as an actual termination or change of control occurs, but the values below are our best estimate as to the potential payments each executive would receive as of December 31, 2010.

Potential Payments Upon a Termination or Change of Control

Executive and Compensation Component	Change of Control	Death and Disability	Termination by Company without Cause or by Executive for Good Reason
Tracy W. Krohn
Pro-Rata Bonus Award (1)	$1,234,000	$1,234,000	$1,234,000
CEO Severance Payment (2)	3,000,000	N/A	3,000,000
Continued Medical (3)	N/A	N/A	18,191
Accelerated Equity (4)	7,636,745	7,636,745	7,636,745

Total (5)	$11,870,745	$8,870,745	$11,888,936

Jamie L. Vazquez
Pro-Rata Bonus Award (1)	$593,358	$593,358	$593,358
Severance Payment (2)	1,591,200	N/A	1,591,200
Continued Medical (3)	N/A	N/A	18,191
Accelerated Equity (4)	3,727,879	3,727,879	1,955,774

Total (5)	$5,912,437	$4,321,237	$4,158,523

John D. Gibbons
Pro-Rata Bonus Award (1)	$447,927	$447,927	$447,927
Severance Payment (2)	1,201,200	N/A	1,201,200
Continued Medical (3)	N/A	N/A	N/A
Accelerated Equity (4)	2,499,012	2,499,012	1,342,357

Total (5)	$4,148,139	$2,946,939	$2,991,484

Stephen L. Schroeder
Pro-Rata Bonus Award (1)	$295,834	$295,834	$295,834
Severance Payment (2)	680,000	N/A	680,000
Continued Medical (3)	N/A	N/A	9,544
Accelerated Equity (4)	1,470,969	1,470,969	821,841

Total (5)	$2,446,803	$1,766,803	$1,807,219

Thomas F. Getten
Pro-Rata Bonus Award (1)	$301,406	$301,406	$301,406
Severance Payment (2)	606,206	N/A	606,206
Continued Medical (3)	N/A	N/A	9,544
Accelerated Equity (4)	1,456,834	1,456,834	805,821

Total (5)	$2,364,446	$1,758,240	$1,722,977

1)	Each of the Named Executive Officers would be entitled to receive a pro rata bonus pursuant to the Incentive Plan upon a change in control, or upon a death, disability, without cause or a good reason termination, although with the assumption that the change in control or termination occurred on December 31, 2010, the amounts reflected in the table are the full 2010 year bonuses also reflected in the Summary Compensation Table.
2)	The CEO Severance Amount, and the Severance Payment for Ms. Vazquez and Mr. Gibbons, is three times the executive’s annual base salary as of December 31, 2010, which was $1,000,000 for Mr. Krohn, $530,400 for Ms. Vazquez, and $400,400 for Mr. Gibbons. The Severance Payment for each of the remaining executives is equal to two times the executive’s annual base salary as of December 31, 2010, which was $340,000 for Mr. Schroeder and $303,103 for Mr. Getten.

3)	Amounts are based upon the Company’s COBRA costs as of December 31, 2010 for the periods set forth above in the narrative. Mr. Gibbons has currently chosen not to participate in the Company’s health plans; thus, there is no “continuation” cost for him as of December 31, 2010.
4)	Accelerated equity is a combination of the executives’ outstanding restricted stock and restricted stock units. Due to the fact that the performance vesting criteria for the outstanding restricted stock unit awards has been met as of December 31, 2010, the restricted stock unit awards would be eligible for full acceleration upon a change in control and the executive’s death or disability, and for Mr. Krohn, a termination without cause or a good reason termination; the restricted stock units held by the remaining Named Executive Officers would be accelerated using the pro-rata percentage calculation method for a without cause or a good reason termination. The accelerated amounts were determined by multiplying the number of outstanding awards held by each executive (detailed above in the “Outstanding Equity Awards at December 31, 2010” table), either on a full or pro-rata basis as applicable, by the closing price of our stock on December 31, 2010.
5)	Amounts shown here are a total of the full costs for each element. The employment agreements for each of the Named Executive Officers have a “cut back” provision that would require us to pay $1.00 less than three times the executive’s base salary in the event that the payment to the executive would constitute a “parachute payment,” so the total amounts shown could be reduced in certain situations.

Risk Assessment Related to our Compensation Structure

We believe our executive compensation plans are appropriately structured and are not reasonably likely to result in material risk to W&T Offshore. We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We set performance goals that we believe are reasonable in light of past performance and market conditions. We also believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, the metrics that determine payouts for our employees are company-wide metrics only. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of W&T Offshore and our shareholders as a whole. We use restricted stock rather than stock options for equity awards because restricted stock units retain value even in a depressed market so that employees’ are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Finally, the time-based vesting over a multi-year period for our long-term incentive awards ensures that our employees’ interests align with those of our shareholders for the long-term performance of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2010, payments totaling $268,643 were made to W&T Offshore LLC (“W&T LLC”). W&T LLC is controlled by Tracy Krohn. Substantially all of the payments relate to W&T LLC’s proportionate share of insurance proceeds attributable to reimbursement of hurricane damages under the Company’s insurance policies. W&T LLC has a 3.45% working interest in one of the Company’s properties that sustained hurricane damages and the payments represent their pro-rata share of the insurance reimbursement. In addition, W&T LLC is billed expenses related to their working interest of properties operated by the Company and $50,234 was received by the Company for the year 2010. In 2010, the Company also paid approximately $881,000 to Executive Jet Management, KA Equipment Leasing LLC and Krohn Aviation LLC for the use of aircraft owned by Tracy Krohn. KA Equipment Leasing LLC and Krohn Aviation LLC are owned by Krohn Racing LLC, which is owned by W&T LLC.

The Company has adopted policies and procedures for approval of related party transactions, which are set forth in our Code of Business Conduct and Ethics. Such policies and procedures state that the Company shall not enter into any contractual relationship or transaction that would be required to be disclosed under Section 404 of Regulation S-K, or any successor to such regulation, (a “Transaction”) without first complying with the provisions of the Code of Conduct and Ethics. The Audit Committee of the Board will be responsible for approving and negotiating the terms of such a proposed Transaction. If a Transaction involves a corporate opportunity, such opportunity must have been first rejected by the Company. The Audit Committee has the authority to approve or disapprove the use of the rejected corporate opportunity by the individual who wants to utilize the opportunity that the Company has rejected. No such Transaction shall be approved by the Audit Committee unless the terms of such Transaction are the same or more favorable than those which would have been obtainable at the time in arm’s-length dealing with unaffiliated persons. If the Audit Committee approves the Transaction, the Company shall be authorized to proceed with the Transaction as approved and to execute the documents necessary to give effect to such Transaction. The Company will make all required disclosures as appropriate in its periodic or special filings. Notwithstanding the foregoing, the Board shall have authority over any Transaction that may involve a change in control of the Company and in such a case, the Board may adopt such procedures that it deems necessary to review such Transaction. A written copy of our Code of Business Conduct and Ethics can be found on our website at www.wtoffshore.com.

SHAREHOLDER PROPOSALS

At the Annual Meeting each year, the Board submits to shareholders its nominees for election as directors. The Board may also submit other matters to the shareholders for action at the Annual Meeting. Shareholders of the Corporation may also submit proposals 120 days prior to April 26, 2012 for inclusion in the proxy materials. If you want the Company to consider including a proposal in next year’s 2012 proxy statement, you must submit the proposal in writing to our Secretary no later than January 27, 2012. If you want us to consider including a nominee for election to the Board at the 2012 Annual Meeting, you must submit the nominees name in accordance with the procedures discussed more fully in the section entitled “Director Nomination Process,” no earlier than December 28, 2011 and no later than January 27, 2012. Please mail any nomination or proposal following the prescribed guidelines to Secretary, W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

OTHER MATTERS

Neither I nor any of the persons named as proxies know of any matters other than those described above to be voted on at the 2011 Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the discretion of the Board of Directors.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2010 accompanies this proxy statement, but it is not to be deemed a part of the proxy soliciting material.

Shareholders may obtain additional copies of our current Annual Report on Form 10-K without charge by writing to our Secretary at W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046. Our Annual Report on Form 10-K and other filings with the SEC may also be accessed through our website at www.wtoffshore.com or the SEC’s website at www.sec.gov.

By Order of the Board of Directors,

J. F. Freel

Secretary

W&T OFFSHORE

INCORPORATED

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 26, 2011.

Vote by Internet

Log on to the Internet and go to

www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the Instructions provided by the recorded message.

Using a black ink pen mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURNTHE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals – The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3 and 5, and for a frequency of THREE YEARS for Proposal 4.

1. Election of Directors

For

Withhold

For

Withhold

For

Withhold

01 – Ms. Virginia Boulet

02 – Mr. J. F. Freel

03 – Mr. Samir G. Gibara

04 – Mr. Robert I. Israel

05 – Mr. Stuart B. Katz

06 – Mr. Tracy W. Krohn

07 – Mr. S. James Nelson, Jr.

08 – Mr. B. Frank Stanley

For

Against

Abstain

For

Against

Abstain

2. Proposal to amend the company’s Articles of Incorporation to increase the number of authorized shares of preferred stock.

3. Proposal to approve, by nonbinding vote, executive compensation.

One Year

Two Years

Three Years

Abstain

For

Against

Abstain

4. Proposal to determine, by nonbinding vote, the frequency of a nonbinding vote on executive compensation.

5. Proposal to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accountants.

B Non-Voting Items

Change of Address – Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. When shares are held by joint holders, both must sign. When signing as attorney, trustee, administrator, guardian or corporate officer, please provide your FULL title. If partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) – Please print date below.

Signature 1 – Please keep signature within the box.

Signature 2 – Please keep signature within the box.

//

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTON PORTION IN THE ENCLOSED ENVELOPE.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURNTHE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

W&T OFFSHORE

INCORPORATED

Proxy – W&T OFFSHORE, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 26, 2011.

The undersigned hereby appoints Tracy W. Krohn and J. F. Freel, or either of them, as proxies, with full power of substitution, and hereby authorizes each of them to vote, as designated on the reverse side, all shares of Common Stock of W&T Offshore, Inc. held of record by the undersigned on March 18, 2011 at the Annual Meeting of Shareholders of W&T Offshore, Inc. on April 26, 2011, and any adjournments or postponements thereof, with all the powers that the undersigned would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY (PROPOSAL 1), FOR THE AMENDMENT TO THE COMPANY’S ARTICLES OR INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK (PROPOSAL 2), FOR THE PROPOSAL TO APPROVE, BY NONBINDING VOTE, EXECUTIVE COMPENSATION (PROPOSAL 3), FOR A FREQUENCY OF THREE YEARS, FOR PURPOSES OF DETERMINING, BY NONBINDING VOTE, THE FREQUENCY OF A NONBINDING VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 4) AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS (PROPOSAL 5). THE PROXIES NAMED ABOVE ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Please see reverse side).